UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 10, 2020

VERTEX ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-11476	94-3439569
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1331 Gemini Street Suite 250 Houston, Texas 77058
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (866) 660-8156

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value Per Share	VTNR	The NASDAQ Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 10, 2020, Vertex Energy, Inc., through its wholly-owned subsidiary, Vertex Energy Operating, LLC (“Vertex”, “we”, “us” and the “Company”), entered into (1) a Heads of Agreement (the “Heads of Agreement”); and (2) a Joint Supply and Marketing Agreement (the “JSMA”), with Bunker One (USA) Inc., which is owned by Bunker Holding, a Danish holding company (“Bunker One”).

Heads of Agreement

Pursuant to the Heads of Agreement, the Company and Bunker One agreed to form a joint decision-making body (the “JDMB”) to focus on strategic matters related to the overall cooperation of the parties and to establish rules and procedures for identifying and undertaking joint projects. The JDMB has six members, three each from the Company and Bunker One.

The goal of the parties, pursuant to the Heads of Agreement and the JDMB, is to jointly develop and acquire direct or indirect equity or equity-related interests in projects and companies in the marine fuel sector in North America, with Bunker One focusing on opportunities related to the supply and optimization of marine fuels or components and the Company focusing on business opportunities relating to refining or bunker fuels.

For each project that the parties agree to pursue, the parties will enter into a form of Co-Operation and Joint Supply and Marketing Agreement (each a “Co-Operation JSMA”). The principal objective of each such Co-Operation JSMA will be the expansion of the business of each party by cooperating in the sourcing, storing, transportation, marketing and selling of products, where: (a) Vertex is primarily responsible for the sourcing and storing of the product (bunker fuels); (b) Bunker One is primarily responsible for the transporting, blending, marketing, selling and delivering of the product (bunker fuels); (c) Bunker One is responsible for the risk management/exposure (e.g. hedging) of the bunker fuels; and (d) Bunker One is the exclusive seller of the product to third parties.

The Heads of Agreement also allows for certain projects outside of the scope of Co-Operation JSMA’s which will be subject to separate Authorization for Expenditures agreed to by the JDMB.

The Heads of Agreement has a term of ten years, beginning effective on January 1, 2020, and continuing through April 30, 2029, provided that the agreement extends for additional five year periods thereafter unless either party provides the other at least 120 days’ notice of non-renewal before any such automatic renewal date. The agreement can also be terminated by either party upon an event of default (as described in the Heads of Agreement), subject to required thirty days’ notice of such event of default and the opportunity for the breaching party to cure. The Heads of Agreement contains standard and customary events of default, including failure to pay amounts when due, failure to comply with the terms of the agreement, insolvency and the occurrence of a Change of Control, each subject to the terms of the agreement. A Change of Control is defined in the agreement as any party (a) engaged in the bunkering business (i.e., the supplying of fuel used by ships), as to Bunker One, or (b) engaged in the refining business, as to Vertex, obtaining control of such applicable party by way of any transaction or series of transactions.

Pursuant to the Heads of Agreement, the parties agreed to customary confidentiality and indemnification requirements and standard force majeure exceptions.

The Heads of Agreement also contains a right of first refusal provision, whereby if at any time Bunker One, or any of its U.S. affiliates (each a “Bunker One Party”), proposes to issue, sell, transfer, assign, or otherwise directly or indirectly dispose of (x) all or any substantial portion of its bunkering business in the United States, or, if mutually agreed, outside of the United States and/or (y) the controlling equity interests in any corporation, limited liability company or partnership that owns all or any substantial portion of the bunkering business, held by such Bunker One Party for value, the Bunker One Party is required to provide the Company written notice of such event and the Company is provided the right to make an offer to purchase such entity/assets, from such Bunker One Party, subject to the terms of the Heads of Agreement.

Additionally, under the agreement, at any time Bunker One determines to extend its existing bunkering business to any port in North America that is not served by Bunker One as of August 1, 2019, Bunker One is required to extend to the Company the right to elect to expand the terms and conditions of the Heads of Agreement to include any such new port.

Finally, under the agreement, if at any time the Company acquires a supply of material that the Company intends to sell in Texas, Louisiana or Alabama and that is suitable for use in Bunker One’s bunkering business in such area from a third party, or produces additional material for sale in such area, the Company is required to provide Bunker One the right to purchase such supply/material pursuant to the terms and conditions of the Heads of Agreement.

JSMA

The JSMA is effective as of May 1, 2020, and provides for Bunker One to acquire 100% of the production from the Company’s Marrero, Louisiana re-refining facility (which produces approximately 100,000 barrels per month of a bunker suitable fuel for offshore use and use as a marine vessel’s propulsion system (“Bunker Fuel”)) at the arithmetic mean of Platts #2 USGC Pipe and Platt’s ULSD USGC Waterborne on agreed pricing days less an agreed upon discount, adjusted every three months.

Pursuant to the JSMA, the parties agreed to the percentages pursuant to which net profit will be split between the parties, relating to the sale of such Bunker Fuel by Bunker One, which is to be sold in Texas, Louisiana, Alabama and areas immediately adjacent thereto if mutually agreed (collectively, the “Area”).

Pursuant to the JSMA, (i) the Company is primarily responsible for the sourcing and storing of the feedstock which is used to produce the Bunker Fuel, (ii) Bunker One is primarily responsible for the transporting, blending, marketing, selling and delivering of the Bunker Fuel, (iii) Bunker One is responsible for the risk management/exposure (e.g. hedging) of the Bunker Fuel, and (iv) Bunker One is the exclusive seller of the Bunker Fuel to third parties.

The Bunker Fuel is meant for blending by Bunker One into other products for the purpose of being transformed into bunker suitable fuel for a marine vessel’s propulsion system and/or marketable wholesale products in various other markets for sale by Bunker One to customers in the Area.

Pursuant to the JSMA, the Company agreed that during the term of the agreement, neither the Company, nor any affiliate of the Company, would sell any Bunker Fuel to any customers for their use as bunker fuel other than pursuant to the terms of the Agreement.

Payment for the Bunker Fuel is required to be made by Bunker One within three days after invoiced by the Company, and at the end of each three months during the term of the agreement, Bunker One is required to provide a detailed accounting to the Company setting forth the consideration due to the Company and the calculation of such amounts. The agreement also provides for a yearly accounting by Bunker One and true up of amounts paid and due throughout such year.

The JSMA has a term from May 1, 2020 to April 30, 2029, provided that the term is automatically renewable for additional five year periods thereafter unless either party provides the other at least 120 days prior written notice of non-renewal, prior to any automatic renewal date. The agreement can also be terminated by either party upon an event of default (as described in the JSMA), subject to required ten days’ notice of such event of default and the opportunity for the breaching party to cure. The Heads of Agreement contains standard and customary events of default, including failure to pay amounts when due, failure to comply with the terms of the agreement and insolvency, each subject to the terms of the agreement. In the event that the individual or group of individuals who ultimately own or control each party or such party’s parent as of May 1, 2020, no longer has the right or ability to control or cause the direction of the management and policies of such entity, the agreement can be terminated immediately by the party not subject to such change of control.

Pursuant to the JSMA, the parties agreed to customary confidentiality and indemnification requirements.

The JSMA prohibits either party from promoting activities which compete against the other party’s business in the Area for the term of the agreement and for two years thereafter.

The JSMA also provides, during the term of such agreement, for Bunker One to be allowed to have a representative attend meetings of the Board of Directors of Vertex Energy, Inc. and the committees of the Board (in a non-voting observer capacity)(the “Board Observer Right”). The Board Observer Right was provided partially in connection with Bunker One’s agreement to acquire up to $5 million of Vertex Energy, Inc.’s securities. To date, Bunker One has acquired approximately $5 million of shares of Series B1 Preferred Stock (which shares have since been converted into common stock as discussed in Item 3.02, below) and common stock, in privately negotiated purchases, with holders of the Company’s Series B1 Preferred Stock.

* * * * * * * * *

The foregoing description of the JSMA does not purport to be complete and is qualified in its entirety by reference to the JSMA, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

On December 13, 2019, a holder of our Series B1 Preferred Stock converted 500,000 shares of Series B1 Preferred Stock into 500,000 shares of common stock, pursuant to the terms of such Series B1 Preferred Stock.

On December 27, 2019 and January 8, 2020, Bunker One converted 1,046,175 and 1,107,893 shares of Series B1 Preferred Stock into 1,046,175 and 1,107,893 shares of common stock, respectively, pursuant to the terms of such Series B1 Preferred Stock.

On January 9, 2020 and January 10, 2020, Trellus Small Cap Opportunity Fund LP and Trellus Partners LP converted an aggregate of 601,090 and 9,018 shares of Series B1 Preferred Stock into 601,090 and 9,018 shares of common stock, respectively, pursuant to the terms of such Series B1 Preferred Stock.

On January 10, 2020, a holder of our Series B1 Preferred Stock converted 104,940 shares of Series B1 Preferred Stock into 104,940 shares of common stock, pursuant to the terms of such Series B1 Preferred Stock.

We claim an exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended, for such issuances, as the securities were exchanged by us with our existing security holders in a transaction where no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

Item 8.01 Other Events.

On January 13, 2020, the Company issued a press release announcing the entry into the agreements described in Item 1.01 above. The press release is furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1*%#	Joint Supply and Marketing Agreement dated January 10, 2020, by and between Bunker One (USA) Inc. and Vertex Energy Operating, LLC
99.1**	Press Release of Vertex Energy, Inc., dated January 13, 2020

* Filed herewith.

** Furnished herewith.

# Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

% Certain schedules, annexes and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however that Vertex Energy, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

VERTEX ENERGY, INC.

Date: January 13, 2020	By:	/s/ Chris Carlson
Chris Carlson
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1*%#	Joint Supply and Marketing Agreement dated January 10, 2020, by and between Bunker One (USA) Inc. and Vertex Energy Operating, LLC
99.1**	Press Release of Vertex Energy, Inc., dated January 13, 2020

* Filed herewith.

** Furnished herewith.

# Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

% Certain schedules, annexes and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however that Vertex Energy, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.